EXHIBIT 10.1
                       EXTENSION OF PROMISSORY NOTE


$4,617.00                                             Santa Ana, California
                                                         September 29, 2001

     THE UNDERSIGNED promises to pay to the order of Mezzanine Capital Ltd. at 1516 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of four thousand six hundred seventeen dollars ($4,617.00), with interest thereon at the rate of 10% per annum from the date of the original promissory note, September 29, 1999. Principal and interest shall be due and payable one year from the date hereof. This note shall replace the promissory note for these funds originally due on September 29, 2001.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                    Mezzanine Investment Corporation

                                    By: /s/ Eric Chess Bronk
                                        Eric Chess Bronk, President